Exhibit 4.4

IPERIONX LIMITED
ACN 618 935 372

Employee INCENTIVE Plan

Adopted by Shareholders on April 14, 2021

CONTENTS

1	PURPOSE	2

2	Commencement	2

3	Maximum allocation	2

4	Eligibility and grant	2

5	Operation of Plan	4

6	EMPLOYEE SHARE TRUST	5

7	Quotation	5

8	Lapse of Options and performance rights	5

9	Issue of Shares	7

10	Rights attaching to Shares	8

11	NOMINEE	8

12	Good Leaver	8

13	Bad Leaver	9

14	Fraudulent or dishonest actions	9

15	Buy-Back	11

16	Buy-Back price	11

17	Holding lock	12

18	tax liability and withholding	12

19	Contravention of Applicable Laws	12

20	Contravention of Rules	12

21	Administration of the Plan	12

22	Plan amendment	14

23	Termination or suspension	15

24	No employment contract	15

25	ASIC relief	16

26	Non-exclusivity	16

27	General	16

28	PROVISIONS SPECIFIC TO UNITED STATES	17

29	Definitions and interpretation	20

SCHEDULE 1: terms and conditions of options		26

SCHEDULE 2: terms and conditions of performance rights		32

SCHEDULE 3: PRO-FORMA OFFER LETTER - OPTIONS		36

SCHEDULE 4: PRO-FORMA OFFER LETTER - PERFORMANCE RIGHTS		42

1	PURPOSE

1.1	The purpose of the Plan is to:

1.1.1	assist in the reward, retention and motivation of Eligible Employees;

1.1.2	link the reward of Eligible Employees to Shareholder value creation; and

1.1.3	align the interests of Eligible Employees with Shareholders by providing an opportunity to Eligible Employees to earn rewards via an equity interest in the Company based on creating Shareholder value.

2	Commencement

2.1	The Plan will commence on a date determined by resolution of the Board (and if no date is specified, on the date the Plan is approved by the Board).

3	Maximum allocation

3.1	An Offer of Options or Performance Rights may only be made under this plan if the number of Shares that may be acquired on exercise of the Options and Performance Rights when aggregated with the number of Shares issuable if each outstanding Option and Performance Right were exercised and the number of Shares issued pursuant to the Plan or any other Group employee incentive scheme during the previous 3 years does not exceed 10% of the total number of Shares on issue at the time of the proposed issue.

3.2	For the avoidance of doubt, where an Employee Incentive lapses without being exercised, the Employee Incentive concerned shall be excluded from any calculation under this clause 3.

3.3	The maximum allocation and allocated pool provided for in this clause 3 may be increased by Board resolution, provided such an increase complies with the Listing Rules.

4	Eligibility and grant

Participation

4.1	The Board may from time to time in its sole and absolute discretion determine that an Eligible Employee may participate in the Plan.

Selection

4.2	Following determination that an Eligible Employee may participate in the Plan, the Board may at any time, and from time to time, make an Offer to the Eligible Employee.

Offer

4.3	Subject to clause 4.4, the manner, form, content, timing and frequency of Offers will be as determined by the Board in its sole and absolute discretion.

4.4	An Offer must be set out in an Offer Letter delivered to the Eligible Employee. The Offer Letter may specify (as determined by the Board):

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4.4.1	the number of Options or Performance Rights;

4.4.2	the conditions on the Offer (Offer Conditions);

4.4.3	the Grant Date;

4.4.4	the Fee (if any);

4.4.5	the Performance Criteria (if any);

4.4.6	the Vesting Conditions (if any);

4.4.7	the Exercise Price (if any);

4.4.8	the Exercise Period (if applicable);

4.4.9	the Performance Period (if applicable); and

4.4.10	the Expiry Date and Term (if applicable).

4.5	An Offer must be accompanied by an Application, the terms and conditions of the relevant Employee Incentive and a copy of this Plan.

4.6	Pro-forma Offer Letters and pro-forma Applications are attached as Schedules 3 to 4 (as applicable) of this Plan, respectively.

Application

4.7	Unless otherwise determined by the Board in its sole and absolute discretion, an Eligible Employee that wishes to apply to participate in the Plan in response to an Offer must, on or before the period of time allowed for acceptance of the Offer, give an Application:

4.7.1	to the person specified in the Offer Letter; and

4.7.2	in accordance with any instructions or conditions set out in the Offer Letter.

4.8	An Eligible Employee may accept less than the total number of Employee Incentives in an Offer.

Multiple Offers

4.9	Unless otherwise determined by the Board in its sole and absolute discretion, the Board may make any number of issues to Eligible Employees, as set out in any Offer, notwithstanding that an issue or issues may have been previously made to any Eligible Employee.

Right to Reject Applications

4.10	The Board is entitled to reject any Application by an Eligible Employee to participate in this Plan without giving any reason.

Acceptance of Offer

4.11	A person to whom an Offer is made may accept the Offer by completing the Application and giving it to the Board by 5:00pm on the last day of the acceptance period specified in the Offer Letter.
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4.12	Unless an Eligible Employee is notified otherwise by the Board, an Eligible Employee's Application is accepted by the Board upon receipt.

4.13	Once that notice is given, a contract is formed under which an Eligible Employee and Company:

4.13.1	become bound by the terms and conditions of the Offer Letter, this Plan, the terms and conditions of the relevant Employee Incentive and the Company's Constitution;

4.13.2	the Eligible Employee agrees to the issue of the Employee Incentives from the Company in accordance with the terms and conditions of the Eligible Employee’s Application; and

4.13.3	the Company agrees to issue the Employee Incentives to the Eligible Employee in accordance with the terms and conditions of the Eligible Employee’s Application.

4.14	In accordance with the Company's reporting obligations under Australian and other tax legislation, each participant consents to the disclosure of information about this Plan and its participants to the Australian Tax Office or another tax authority.

5	Operation of Plan

5.1	This Plan is administered by the Board, which has power to:

5.1.1	determine appropriate procedures for administration of this Plan consistent with this Plan;

5.1.2	resolve conclusively all questions of fact or interpretation in connection with this Plan;

5.1.3	appoint a person to be the Plan Administrator;

5.1.4	delegate to any persons (including, without limitation, a Plan Administrator) for such period and on such terms as it sees fit the exercise of any of its powers or discretions under this Plan; and

5.1.5	take and rely on independent professional or expert advice in or in relation to the exercise of any of its powers or discretions under this Plan.

5.2	Where the Board is to make a determination, decision, approval or give any opinion under this Plan, the Board or the Company may do so in its absolute discretion.

5.3	Any power or discretion which is conferred on the Board or the Company by this Plan may be exercised by the Board in the interests, or for the benefit, of the Company and the Board is not, in exercising any such power or discretion, under any fiduciary or other obligation to any other person including, for the avoidance of doubt, any Eligible Employee or any Participant.

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6	EMPLOYEE SHARE TRUST

6.1	The Board may in its sole and absolute discretion use an employee share trust or other mechanism for the purposes of holding Shares for Participants under the Plan and delivering Shares to Participants upon exercise of the Options or the vesting of a Performance Right.

7	Quotation

7.1	The Company will not seek official quotation of any Options or Performance Rights.

7.2	The Company must use all reasonable endeavours to obtain the grant of quotation of Shares issued on exercise of Options or conversion of Performance Rights under this Plan on the ASX and, subject to Listing Rules, on any other exchange on which Shares are quoted. This is subject to there being no applicable trading restrictions under:

7.2.1	this Plan;

7.2.2	the Listing Rules; or

7.2.3	the Corporations Act 2001 (Cth).

8	Lapse of Options and performance rights

When do Options and Performance Rights lapse?

8.1	Subject to clause 8.2 or the Board deciding otherwise, a Participant's Options and/or Performance Rights shall automatically be cancelled for no consideration on the earliest to occur of the following:

8.1.1	the cessation of employment or office of a Participant with the Company or any member of the Group (other than in accordance with clause 12);

8.1.2	where clause 14 applies;

8.1.3	if applicable Performance Criteria and/or Vesting Conditions are not achieved by the relevant time;

8.1.4	if the Board determines in its reasonable opinion that the applicable Performance Criteria and/or Vesting Conditions have not been met or cannot be met prior to the Expiry Date or the end of the Performance Period (as applicable);

8.1.5	the Expiry Date;

8.1.6	where the Board has determined that the Participant has, by any act or omission, brought the Group into disrepute or acted contrary to the interests of the Company or the Group;

8.1.7	the receipt by the Company of notice from the Participant (after a Special Circumstance has arisen with respect to the Participant) that the Participant has elected to surrender the Employee Incentive; or

8.1.8	any other circumstances specified in any Offer Letter pursuant to which the Employee Incentive were issued.
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Discretion of Board

8.2	The Board may decide to allow a Participant to:

8.2.1	retain and exercise any or all of their Options, whether or not the Vesting Conditions or Performance Criteria (as applicable) have been satisfied, and whether or not the Options would otherwise have lapsed, provided that no Options will be capable of exercise later than the relevant Expiry Date for those Options; and

8.2.2	retain any Performance Rights regardless of:

8.2.2.1	the expiry of the Performance Period to which those Performance Rights relate; or

8.2.2.2	any failure by the Participant to satisfy in part or in full the Performance Criteria or Vesting Conditions (as applicable) specified by the Board in respect of those Performance Rights;

in which case, the Board may:

8.2.2.3	determine that any or all of those retained Performance Rights shall vest and the corresponding Shares shall be provided to the Eligible Employee; or

8.2.2.4	determine a new Performance Period or Vesting Conditions (as applicable) for those retained Performance Rights and notify the Participant of the determination as soon as practicable.

Determination Whether to Exercise Discretion

8.3	The Board may have regard to whatever matters it thinks reasonable when making a decision about the matters in clause 8.2 with respect to a Participant, including any of the following factors:

8.3.1	the reason for the cessation of employment with the Company, or any member of the Group;

8.3.2	the length of time between the date of cessation of employment and the Expiry Date;

8.3.3	the Participant's reasons for any failure to satisfy any Performance Criteria;

8.3.4	the total length of service of the person as an employee with the Company, or any member of the Group;

8.3.5	if the cessation of employment is related to the person's performance, then the extent to which the person has been given warning of their performance inadequacies;

8.3.6	information provided by the person to the Board to support any claim to exercise the discretion in the person's favour; or

8.3.7	Applicable Law.

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Effect of Lapse

8.4	All rights of a Participant under this Plan in respect of an Option or Performance Right cease upon the Option or Performance Right lapsing. No consideration or compensation will be payable to any person in relation to that lapse.

8.5	The Company will, with respect to any Option or Performance Right that has lapsed in accordance with this clause 8:

8.5.1	notify the Participant that the relevant Options or Performance Rights held by them have lapsed;

8.5.2	arrange for the Participant or the Participant's agent or attorney to sign any transfer documents as may be required to transfer or otherwise deal with the Options or Performance Rights; and

8.5.3	not be liable for any damages, compensation or other amounts to the Participant in respect of the Options or Performance Rights.

9	Issue of Shares

Issue of Shares

9.1	The Company will issue Shares or acquire and transfer Shares directly to the Eligible Employee where Shares are to be provided under this Plan, unless the Board determines otherwise.

Overriding restrictions on Shares

9.2	Participants must not deal with Shares if to do so would contravene Applicable Laws.

9.3	The Board must not issue and allot any Shares under this Plan to a person if the issue of the Shares is prohibited or would contravene Applicable Laws, including if prohibited under the Corporations Act without a disclosure document, product disclosure statement or similar document or if the Company is required to obtain shareholder approval for the issue of the Shares.

Issuer sponsored holding for Shares

9.4	Unless the Board determines otherwise (in its absolute discretion), all Shares issued under this Plan including Shares issued on exercise of any Options or conversion of any Performance Rights:

9.4.1	will be issued on the issuer sponsored sub-register maintained by the Company; and

9.4.2	the Participant must keep the Shares issued on the issuer sponsored sub-register while they remain employed by the Company or any member of the Group. The Company is entitled to impose a holding lock pursuant to clause 17 if any Participant attempts to transfer their shares from the Company's issued sponsored sub-register in breach of this clause 9.4.2.

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10	Rights attaching to Shares

Shares to Rank Equally

10.1	Any Shares allotted, issued or transferred by the Company to a Participant under the Plan will rank equally with all existing Shares, including those Shares issued, directly, under this Plan, on and from the date of allotment, issue or transfer in respect of all rights and bonus issues, and dividends which have a record date for determining entitlements on or after the date of allotment, issue, or transfer of those Shares.

11	NOMINEE

11.1	Unless expressly permitted in the Offer or by the Board, an Eligible Employee may only submit an Application in the Eligible Employee's name and not on behalf of any other person.

11.2	If an Eligible Employee is permitted in the Offer or by the Board, the Eligible Employee may nominate a Related Party to be issued the Options or Performance Rights the subject of the Offer. The nominated Related Party must execute any documents required by the Company in order to receive the grant of the Options or Performance Rights.

11.3	If Options or Performance Rights are granted to a Related Party nominated by an Eligible Employee, then to the extent necessary to give effect to these Rules, the Eligible Employee will continue to be treated as the Participant.

11.4	If a Participant ceases to Control its Related Party to whom Options or Performance Rights have been granted under these Rules, then that Related Party must immediately transfer all Options or Performance Rights held by it to the Participant. Each of the Participant and the Related Party will do (and hereby authorise the Company and its officers and agents to do) all things necessary, including executing all documentation necessary, to give effect to this clause.

12	Good Leaver

12.1	Subject to clause 12.2, where a Participant who holds Employee Incentives becomes a Good Leaver:

12.1.1	all vested Options which have not been exercised in accordance with these Rules will continue in force and remain exercisable for 90 days after the date the Participant becomes a Good Leaver, unless the Board determines otherwise in its sole and absolute discretion, after which the Options will lapse; and

12.1.2	the Board may at any time, in its sole and absolute discretion (subject to the Corporations Act and ASX Listing Rules), do one or more of the following:

12.1.2.1	permit unvested Employee Incentives held by the Good Leaver to vest;

12.1.2.2	permit such unvested Employee Incentives held by the Good Leaver or his or her nominee(s) to continue to be held by the applicable holder, with the Board having the discretion to amend the vesting criteria (including any Offer Conditions, Performance Criteria or Vesting Conditions) or reduce the exercise period of such unvested Employee Incentives; or

12.1.2.3	determine that the unvested Employee Incentives will lapse.

12.2	Where a person is a Good Leaver due to a Special Circumstance, the Nominated Beneficiary shall be entitled to benefit from any exercise of the above discretionary powers by the Board.

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13	Bad Leaver

13.1	Where a Participant who holds Employee Incentives becomes a Bad Leaver:

13.1.1	unless the Board determines otherwise, in its sole and absolute discretion, all vested and unvested Employee Incentives will lapse; and

13.1.2	the Board may determine to exercise the right to buy back any Shares issued upon exercise of an Option or conversion of a Performance Rights in accordance with clause 15.

14	Fraudulent or dishonest actions

Fraudulent or Dishonest Actions

14.1	Where, in the reasonable opinion of the Board, a Participant or Former Participant (which for the avoidance of doubt may include a Good Leaver):

14.1.1	acts fraudulently or dishonestly;

14.1.2	wilfully breaches his or her duties to the Company or any member of the Group; or

14.1.3	has, by any act or omission, in the opinion of the Board (determined in its absolute discretion):

14.1.3.1	brought the Company, the Group, its business or reputation into disrepute; or

14.1.3.2	is contrary to the interest of the Company or the Group.

14.1.4	commits any material breach of the provisions of any employment contract entered into by the Participant with any member of the Group;

14.1.5	commits any material breach of any of the policies of the Group or procedures or any laws, rules or regulations applicable to the Company or Group;

14.1.6	is subject to allegations, has been accused of, charged with or convicted of fraudulent or dishonest conduct in the performance of the Participant's (or Former Participant's) duties, which in the reasonable opinion of the relevant directors of the Group effects the Participant's suitability for employment with that member of the Group, or brings the Participant or the relevant member of the Group into disrepute or is contrary to the interests of the Company or the Group;

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14.1.7	is subject to allegations, has been accused of, charged with or convicted of any criminal offence which involves fraud or dishonesty or any other criminal offence which Board determines (in its absolute discretion) is of a serious nature;

14.1.8	has committed any wrongful or negligent act or omission which has caused any member of the Group substantial liability;

14.1.9	has become disqualified from managing corporations in accordance with Part 2D.6 of the Corporations Act or has committed any act that, pursuant to the Corporations Act, may result in the Participant being banned from managing a corporation;

14.1.10	has committed serious or gross misconduct, wilful disobedience or any other conduct justifying termination of employment without notice.

14.1.11	has wilfully or negligently failed to perform their duties under any employment contract entered into by the Participant with any member of the Group;

14.1.12	has engaged in a transaction which involves a conflict of interest to their employment with the Company resulting in the Participant or Former Participant obtaining a personal benefit;

14.1.13	accepts a position to work with a competitor of the Company or Group;

14.1.14	acting in such a manner that could be seen as being inconsistent with the culture and values of the Company or the Group; or

14.1.15	any other act that the Board determines in its absolute discretion to constitute fraudulent or dishonest by the Participant or Former Participant for the purposes of this clause 14,

then the Board may (in its absolute discretion) deem all Employee Incentives held by the Participant or Former Participant will automatically be forfeited.

When Forfeiture Occurs

14.2	Where any Employee Incentives are subject to forfeiture pursuant to clause 14.1, the Company will:

14.2.1	notify the Participant or Former Participant that the relevant Employee Incentives held by them have been forfeited;

14.2.2	cancel any Employee Incentives, Buy Back any Employee Incentives pursuant to clause 15 or arrange for the Participant's agent or attorney to sign any transfer documents required to transfer or rely on clauses 21.6 and 21.7 and otherwise deal with the relevant Employee Incentives as the Board determines in its absolute discretion; and

14.2.3	not be liable for any damages, compensation or other amounts to the Participant in respect of the relevant Employee Incentives that were subject to such forfeiture.

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15	Buy-Back

Buy-Back

15.1	Subject to any Applicable Laws, Employee Incentives issued pursuant to this Plan will be subject to the Company's right to Buy-Back and may at any time be immediately Bought-Back by the Company if:

15.1.1	the Participant holding the Employee Incentives ceases employment or office where the Offer Conditions, Performance Criteria and/or Vesting Conditions attaching to the Employee Incentives have not been met by the time of cessation. The time of cessation of employment or office shall be the time as determined by the Board in its sole discretion;

15.1.2	where clause 13 applies;

15.1.3	where clause 14 applies;

15.1.4	where clause 8 applies; or

15.1.5	if the Board determines in its reasonable opinion that the applicable Performance Criteria and/or Vesting Conditions have not been met by the end of the Expiry Date.

15.2	The Buy-Back of Employee Incentives under clause 15.1 may occur in one or more tranches within such time, as determined by the Board in its sole and absolute discretion.

Buy-Back Mechanism

15.3	Each Participant is deemed to agree to sell such Employee Incentives to the Company and will do all acts, matters and things at any time which are necessary or desirable in the sole opinion of the Board to give effect to any Buy-Back of his or her Employee Incentives, including but not limited to:

15.3.1	authorising and appointing the company secretary holding office at the relevant time (or their delegate) as their agent or attorney to sell the Employee Incentives; or

15.3.2	where any Option, Performance Right, or Share transferred or issued to the Participant or any Shares resulting from exercise of said Options and/or Performance Rights have been sold by the Participant, require the Participant to pay all or part of the proceeds received from the sale of any Employee Incentives to the Company; or

15.4	If there are insufficient proceeds received by the Company from the sale of Employee Incentives, the Participant will owe a debt to the Company for the value of the Employee Incentives.

16	Buy-Back price

16.1	Unless determined otherwise by the Board in its absolute discretion, the total price on which all Employee Incentives held by a Participant may be Bought-Back by the Company is an aggregate of $1.00 for all the relevant Employee Incentives (Buy-Back Price).

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17	Holding lock

17.1	The Board may at any time request that the Company's share registry to impose a holding lock on any Employee Incentives issued pursuant to this Plan where the Board determines or reasonably believes (in its absolute discretion) that a Participant (or a Former Participant while they were employed by the Company or a member of the Group) has or may breach these Rules. A holding lock shall not be imposed in violation of Code Section 409A, as applicable.

18	tax liability and withholding

18.1	The ultimate responsibility and liability for any and all taxes belongs to and shall remain with the Participant, and any tax consequences arising from the grant or exercise of any Performance Right or Option, from the payment of Shares covered thereby, or from any other event or act relating to the Performance Rights, Options, or Shares issued upon exercise thereof, shall be borne solely by the Participant. The Company makes no representations or undertaking regarding the tax treatment of any grant, issuance or exercise of any Performance Rights, Options, or Shares.

18.2	The Company may withhold any such number of Performance Rights, Options, or Shares to be issued to the Participant which may be required to be withheld by any Applicable Law or to satisfy the Participant's tax obligations under clause 18.1.

19	Contravention of Applicable Laws

19.1	No act will be done or determination made in accordance with these Rules where to do so would be a breach of any Applicable Laws, and where any such act is done or determination made it will be considered void and to the extent possible be unwound and of no effect in respect of Employee Incentives.

20	Contravention of Rules

20.1	The Board may at any time, in its sole and absolute discretion, take any action it deems reasonably necessary in relation to any Employee Incentives if it determines or reasonably believes a Participant has breached these Rules or the terms of issue of any Employee Incentives, including but not limited to, signing transfer forms in relation to Employee Incentives, placing a holding lock on Employee Incentives pursuant to clause 17, signing any and all documents and doing all acts necessary to effect a Buy-Back, accounting for the proceeds of the sale of forfeited Employee Incentives, refusing to transfer any Employee Incentives and/or refusing to issue any Shares.

21	Administration of the Plan

Regulations

21.1	The Board may make such regulations for the operation of the Plan as it considers necessary, provided such regulations are consistent with these Rules.

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Delegation

21.2	The Board may delegate any of its powers or discretions conferred on it by these Rules to a committee of the Board or to any one or more persons selected by it, including but not limited to the company secretary.

21.3	Any delegation will be for such period and upon such terms and conditions as determined by the Board from time to time.

Decisions Final

21.4	Subject to clause 21.5, every exercise of a discretion by the Board (or its delegates) and any decision by the Board (or its delegates) regarding the interpretation, effect or application of these Rules will be final, conclusive and binding and may not be subsequently reversed or changed by the Board (or its delegates) without the Participant's or Former Participant's consent.

21.5	Unless the Board (or its delegates) has resolved to make an irrevocable exercise of their discretion or made an irrevocable determination, the exercise of any discretion or decision by the Board (or its delegates) under these Rules does not prevent the Board (or its delegates) from subsequently exercising its powers under clauses 14 to 17 (inclusive) if any of the circumstances described in clause 14 is found to apply to a Participant or Former Participant, including, but not limited to, if the Board (or its delegates) has previously determined that a Participant was a Good Leaver under these Rules.

Attorney and Agent

21.6	Each Participant hereby authorises and appoints the company secretary holding office at the relevant time (or their delegate) as their agent or attorney with power to do all things necessary in the name of and on behalf of the Participant to give effect to these Rules, including and without limitation, signing Option or Share transfer forms, requesting the Company’s share registry to place a holding lock on any Employee Incentives, signing all documents and doing all acts necessary to effect a Buy-Back, and accounting for the proceeds of the sale of forfeited Employee Incentives, but expressly excluding the power to exercise Options granted to the Participant under the Plan.

21.7	Each Participant agrees to indemnify and hold harmless any person acting as their agent or attorney in accordance with these Rules in respect of all costs, damages, or losses of whatever nature arising from so acting, other than costs, damages, or losses arising from the agent's or the attorney's dishonesty, fraud, or wilful breach of their duties.

Notice

21.8	Address for service:

21.8.1	Any notice required to be given to the Participants under the Plan will be sent to the address of the Participant as entered in the register unless delivered in person.

21.8.2	Any notice required to be given to the Company under the Plan will be sent to the registered office of the Company or such other address as is notified to Participants from time to time.

21.9	Delivery of notices:

21.9.1	Any notice to be given to Participants may be delivered to the Participant by hand, by prepaid post or email to the last address notified by the Participant to the Company or held on the Company's records.

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21.9.2	Any notice to be given to the Company may be delivered by hand, prepaid post, or by email to the address notified by the Company to the Participant.

21.9.3	Notices delivered to Participants in accordance with the Constitution will be taken to be delivered in accordance with the Constitution. Notices delivered to the Company by pre-paid post will be taken to be delivered if properly addressed and stamped, forty-eight (48) hours after mailing in Australia and seven days after mailing outside Australia. Notices delivered by facsimile, email or other mode of electronic delivery will be taken to be delivered on receipt of a successful transmission notice, return receipt or such other confirmation by which the sender can reasonably verify delivery.

22	Plan amendment

Amendment of Plan

22.1	Subject to clause 22.2 and the Constitution, the Board may at any time amend these Rules or the terms and conditions upon which any Employee Incentives have been issued under the Plan.

22.2	No amendment to these Rules or to Employee Incentives granted under the Plan may be made if the amendment, in the opinion of the Board, materially reduces the rights of any Participant in respect of Employee Incentives granted to them prior to the date of the amendment, other than:

22.2.1	an amendment introduced primarily:

22.2.1.1	for the purposes of complying with or conforming to present or future legislation governing or regulating the Plan or like plans;

22.2.1.2	to correct any manifest error or mistake;

22.2.1.3	to allow the implementation of a trust arrangement in relation to the holding of Shares granted under the Plan;

22.2.1.4	for the purpose of complying with the Applicable Laws; and/or

22.2.1.5	to take into consideration possible adverse taxation implications in respect of the Plan including changes to applicable taxation legislation or the interpretation of that legislation by a court of competent jurisdiction or any rulings from taxation authorities administering such legislation; or

22.2.2	an amendment agreed to in writing by the Participant(s).

22.3	The Board may determine that any amendment to these Rules or the terms of Employee Incentives granted under the Plan be given retrospective effect.

22.4	Amendment of these Rules or the terms and conditions upon which Employee Incentives are granted under the Plan by the Board will be of immediate effect unless otherwise determined by the Board.

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22.5	As soon as reasonably practicable after making any amendment to these Rules or the terms and conditions of Employee Incentives granted under the Plan, the Board will give notice of the amendment to any Participant affected by the amendment. Failure by the Board to notify a Participant of any amendment will not invalidate the amendment as it applies to that Participant.

Amendment by Addendum

22.6	Subject to any other provision of these Rules, the Board may from time to time amend the terms of this Plan as they will apply in particular jurisdictions or circumstances by means of an addendum to these Rules.

23	Termination or suspension

Termination or Suspension

23.1	Subject to clause 23.2, the Board may at any time terminate or amend the Plan or suspend the operation of the Plan for such period or periods as it thinks fit.

Resolution to Terminate, Suspend, Supplement or Amend

23.2	In passing a resolution to terminate, amend or suspend the operation of the Plan, the Board must consider and endeavour to ensure that there is fair and equitable treatment of all Participants.

24	No employment contract

24.1	Nothing in these Rules or the terms of any Employee Incentives:

24.1.1	confers upon an Eligible Employee a right to a grant or offer of a grant of Employee Incentives;

24.1.2	confers on an Eligible Employee or a Participant the right to continue as an employee or officer of the Company, or any member of the Group (as the case may be);

24.1.3	affects the rights of the Company, or any member of the Group, to terminate the employment or office of an Eligible Employee or a Participant (as the case may be);

24.1.4	affects the rights and obligations of any Eligible Employee or Participant under the terms of their office or employment with the Company, or any member of the Group;

24.1.5	confers any legal or equitable right on an Eligible Employee or a Participant whatsoever to take action against the Company, or any member of the Group, in respect of their office or employment; or

24.1.6	confers on an Eligible Employee or a Participant any rights to compensation or damages in consequence of the termination of their employment or office by the Company, or any member of the Group, for any reason whatsoever including ceasing to have rights under the Plan as a result of such termination.

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25	ASIC relief

25.1	Notwithstanding any other provisions of the Plan, every covenant or other provisions set out in an exemption or modification granted from time to time by ASIC in respect of the Plan or which applies to the Plan pursuant to its power to exempt and modify the Corporations Act and required to be included in the Plan in order for that exemption or modification to have full effect, is deemed to be contained in the Plan. To the extent that any covenant or other provision deemed by this clause 25 to be contained in the Plan is inconsistent with any other provision in the Plan, the deemed covenant or other provision will prevail.

26	Non-exclusivity

Non-Exclusivity

26.1	This Plan will not be deemed to be the exclusive method of providing incentive compensation to Eligible Employees, nor will it preclude the Company, or any member of the Group, from authorising or approving other forms of incentive compensation for employees of the Company, or any member of the Group.

Relationship to Other Equity Plans

26.2	Participation in this Plan will not affect or be affected by any participation in any other employee equity plan operated by the Company, except as specifically provided in the terms of that other plan.

27	General

No Fiduciary Capacity

27.1	The Board may exercise any power or discretion conferred on it by these Rules in the interest or for the benefit of the Company, and in so doing the Board is not required to act in the interests of another person or as requested by another person and will not be under any fiduciary obligation to another person.

Listing Rules

27.2	On the Company being admitted to the list of companies quoted on a recognised stock exchange, the provisions of the Listing Rules will apply to the Plan, and to the extent that the Plan and the Listing Rules are inconsistent, the provisions of the Listing Rules will apply.

Enforcement

27.3	These Rules, any determination of the Board made pursuant to the Rules, and the terms of any Shares, Options or Performance Rights granted under the Plan, will be deemed to form a contract between the Company and the Participant.

Governing Law

27.4	This Plan and any Shares, Options or Performance Rights granted under it will be governed by, and must be construed according to, the laws of the Western Australia and the Commonwealth of Australia.

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28	PROVISIONS SPECIFIC TO UNITED STATES

Applicable Laws and Persons

28.1	This Plan is provided by the Company and not by any of its indirect US subsidiaries (including any corporation that is a subsidiary corporation for purposes of Section 424(f) of the Code).

28.2	Any Performance Rights, Options, and Shares granted to an Eligible Employee residing in the U.S. are subject to the applicable provisions of the Code and this clause 28.

General Provisions

28.3	If the provisions for vesting of Performance Rights or Options, as applicable, are satisfied, the issue of the Shares must not occur later than March 15 of the year following the year in which the Performance Right or Option vests. Such Shares shall be issued subject to any conditions imposed by ASX.

28.4	Until the Shares for Performance Rights or Options, as applicable, are issued to the Participant, the Participant shall have no rights as a Shareholder.

28.5	In connection with the issuance of Shares and upon the exercise of any Performance Right or Option hereunder, the Participant agrees to execute any and all documents required to be executed by Applicable Law, the Company, and/or the Company’s Constitution.

28.6	No Performance Right or Option shall be transferable by the Participant other than by will or by the laws of descent and distribution. Performance Rights and Options issued hereunder may be exercised during the lifetime of the Participant by the Participant only. For the purposes of clarification and the avoidance, of doubt, notwithstanding anything to the contrary in clause 11 of this Plan or otherwise, the Participant is not permitted and shall not attempt to nominate a Related Party to accept any Offer of Performance Rights or Options to such Participant. The transfer of Performance Rights and Options is further limited as set forth in this Plan and any Notice of Exercise.

28.7	The terms of the Performance Rights, Options, and Shares shall be final, conclusive and binding upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

Certain Provisions Relating to the Grant of Incentive Stock Options and Non-Qualified Stock Options

28.8	The Company may grant to the Participant Incentive Stock Options (ISOs) or Non-Qualified Stock Options (NQSOs). If the Options are designated as ISOs in an Offer to the Participant, to the extent the aggregate fair market value (determined as of the time of grant) of Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any of subsidiary or parent thereof exceeds $100,000, such ISOs shall be treated as NQSOs.

28.9	Moreover, if for any reason an Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as an NQSO granted under the Plan. In no event shall the Plan Administrator, the Company, any parent, subsidiary, affiliate, or any of their respective employees, directors, members, managers, shareholders, agents, consultants, independent contractors, or other service providers have any liability to the Participant (or any other person) due to the failure of the Options to qualify for any reason as ISOs.
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28.10	Subject to clause 28.11 below, the Options may be exercised in whole or in part once vested at any time for a period of ten (10) years from the Grant Date, unless otherwise explicitly stated in the Offer; provided, however, that in the case of an ISO granted to a Ten Percent Shareholder, the Term of such ISO shall not exceed (5) years from the Grant Date. The Grant Date, the dates at which the Options vest, and the dates at which they are exercisable shall be set out in the Offer.

28.11	The Options shall terminate as set forth in the Plan.

Taxes

28.12	At the sole discretion of the Board, upon the vesting of a Performance Right or Option, the Participant shall make arrangements to pay an amount equal to the applicable withholding taxes imposed under the Code and applicable state and local laws of the U.S. by either making payment to the Company prior to the issuance of the Shares as an express condition thereto or through payroll withholding after the issuance of the Shares. Notwithstanding the foregoing, the Company and/or its affiliates, parent, or subsidiaries may make such alternative provisions and take such alternative steps as it/they may deem necessary or appropriate for the withholding of all taxes required by applicable U.S. federal, state, or local law to be withheld by (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to the Participant and/or (ii) by causing the exercise and sale of any Performance Right, Options or Shares held on behalf of the Participant to cover such liability up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws and regulations.

28.13	The Company’s rights in clause 28.12 shall not relieve the Participant of the Participant’s obligation to make satisfactory arrangements for satisfaction of withholding obligations as they become due. The ultimate responsibility and liability for any and all taxes belongs to and shall remain with the Participant, and any tax consequences arising from the grant or exercise of any Performance Right or Option, from the payment of Shares covered thereby, or from any other event or act relating to the Performance Rights, Options, or Shares issued upon exercise thereof, shall be borne solely by the Participant. The Company makes no representations or undertaking regarding the tax treatment of any grant, issuance or exercise of any Performance Rights, Options, or Shares.

28.14	The Participant agrees to indemnify the Company and/or its affiliates, parent, subsidiaries, and any Related Body Corporate and hold them harmless against and from all liability for any taxes due under this clause 28 or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant for which the Participant is responsible.

28.15	It is the intent of the Company that the Performance Rights issued hereunder be exempt from Code Section 409A as short term deferrals and that the Participant’s right to the Performance Rights be subject to the short-term deferral exception. The Company reserves the right to amend the Plan from time to time and at any time to ensure compliance with Code Section 409A. No payment hereunder shall be accelerated, delayed or substituted with another payment nor have vesting accelerated to the extent such change in the rights granted hereunder cause the Performance Rights to fail to be exempt from Code Section 409A. Further, any distribution subject to Code Section 409A to a “specified employee” may be delayed as required by Code Section 409A.

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Notice of Disqualifying Disposition of ISO Shares

28.16	If an Option granted to the Participant hereunder is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the latter of (i) the date two (2) years after the Grant Date or (ii) the date one (1) year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by the Participant.

U.S. Securities Laws

28.17	The grant of the Performance Rights and Options and any issuance of Shares following vesting shall be in accordance with registration requirements of U.S. federal and state securities law, or shal1be in accordance with an exemption from those registration requirements. Shares shall not be issued pursuant to the exercise of a Performance Right or an Option unless the exercise of such Option and the issuance and delivery of such shares complies with U.S. federal and state securities laws and any other Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect of the failure to issue or sell such Shares as to which requisite authority shall not have been obtained.

28.18	Transferability of such Performance Rights and Options and of the Shares is subject to restrictions imposed by the applicable Performance Right or Option terms, applicable U.S. federal and state (and other) securities law, and one or more restrictive legends will be placed on the share certificates. Such restrictive legends shall indicate that the Shares were granted pursuant to this Plan and that transfer of such Shares is subject to the limitations of this Plan and the terms and provisions hereof governing Performance Rights or Options, as applicable. Participant hereby agrees to strictly adhere to the Company’s written guidelines for converting his or her Shares to American depository receipts prior to attempting to transfer, resell, trade, or otherwise dispose of such Shares via a U.S.-based stock exchange.

Data Privacy

28.19	Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Right or Option grant materials by and among, as applicable, the Company and its parent, subsidiaries and affiliates for the purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security (insurance) number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”). Participant understands that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in Australia, the U.S. or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant hereby authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be necessary or appropriate to a broker, escrow agent or other third party with whom the Shares acquired upon exercise of the Performance Rights or Options may be deposited.

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29	Definitions and interpretation

Definitions

29.1	In these Rules, unless the context otherwise requires, the following terms and expressions will have the following meanings:

Applicable Law means any one or more or all, as the context requires of:

(a)	the Corporations Act;

(b)	the Listing Rules (as applicable) or the rules of a foreign stock exchange which the Company is listed;

(c)	the Constitution;

(d)	the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), each as amended from time to time;

(e)	the Code and any regulations thereunder (as applicable);

(f)	U.S. federal or state securities laws and other laws (as applicable);

(g)	any practice note, policy statement, regulatory guide, class order, declaration, guideline, policy, procedure, ruling, judicial interpretation or other guidance note made to clarify, expand or amend paragraphs (a), (b), and (d) above; and

(h)	any other legal requirement that applies to the Plan.

Application means an application by an Eligible Employee to participate in the Plan made in response to an Offer substantially in the form set out in Schedules 3 or 4 (as applicable) or any other form as determined by the Board.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or, the context permits, the Australian Securities Exchange operated by ASX Limited.

Bad Leaver means, unless otherwise determined by the Board in its sole and absolute discretion, a Participant who ceases employment or office with the Company or a Group Member, including (but not limited to) for any of the circumstances described in clause 14.1.

Board means the board of directors of the Company, a committee appointed by the board of directors of the Company as constituted from time to time, or any person who is provided with delegated authority by the board from time to time.

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Buy-Back means the buy-back by the Company of Employee Incentives, pursuant to clause 15, and Bought-Back has a similar meaning.

Buy-Back Period means, with respect to any Employee Incentive and any Participant, the period of 90 days from the date that the right to Buy-Back arises under clause 15.1 of the Plan.

Buy-Back Price means the price at which the Employee Incentives are to be Bought-Back as determined under clause 16.1.

Code means the U.S. Internal Revenue Code of 1986, as amended.

Company means IperionX Limited (ACN 618 935 372).

Control has the meaning given in Section 50AA of the Corporations Act and Controlled has a corresponding meaning.

Constitution means the constitution of the Company, as amended from time to time.

Corporations Act means the Corporations Act 2001 (Cth), as amended from time to time.

Data has the meaning given to that term in clause 28.19.

Director means a director of the Company, or any member of the Group.

Eligible Employee means:

(a)	Directors (excluding non-executive Directors) and Employees who are declared by the Board in its sole and absolute discretion to be eligible to receive grants of Employee Incentives under the Plan; or

(b)	any other person who is declared by the Board in its sole and absolute discretion to be eligible to receive grants of Employee Incentives,

under the Plan.

Employee means an employee or other consultant or contractor of the Company, or any member of the Group.

Employee Incentive means any:

(a)	Option or Performance Right granted; or

(b)	Share(s) issued pursuant to the exercise of an Option or conversion of a Performance Rights,

under this Plan.

Exercise Period means the period up to the Expiry Date during which a vested Option may be exercised, and as determined by the Board.

Exercise Price means the exercise price payable (if any) by a Participant to acquire a Share upon the exercise of an Option as specified by the Board in the Offer in its sole and absolute discretion.

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Expiry Date means the date determined by the Board and as specified in the Offer with respect to those Options or Performance Rights, after which those Options or Performance Rights lapse and, in the case of Options, may no longer be exercised.

Fee means any fee payable by a Participant on the grant of Employee Incentives, and as determined by the Board in its sole and absolute discretion.

Former Participant means a Participant who ceases to be an Employee.

Good Leaver means a Participant who ceases employment or office with the Company or a Group Member and is determined by the Board to be a Good Leaver.

Grant Date means the date on which Employee Incentives are granted to a Participant following the acceptance of an Application.

Group means the Company and its Related Bodies Corporate.

Incentive Stock Option or ISO shall mean an Option issued hereunder to an Eligible Employee that is intended to be an “incentive stock option” within the meaning of Code Section 422.

Liquidity Event means:

(a)	a sale of all of the ordinary shares in the Company; or

(b)	a sale of all or substantially all of the assets of the Company.

Listing Rules means the listing rules, market rules or operating rules of a financial market in respect of which the Company's shares are quoted or are the subject of an application for quotation, including but not limited to, the official listing rules of the ASX (as relevant).

Non-Qualified Stock Option or NQSO means an Option not described in Code Sections 422(b) or 423(b), or which, by its terms, does not qualify or is not intended to qualify as an Incentive Stock Option.

Nominated Beneficiary means:

(a)	if a Participant has included a nominated beneficiary in their Offer Letter, the person nominated by the Participant in their Offer Letter; or

(b)	if a Participant has not included a nominated beneficiary in their Offer Letter, then the Participant's beneficiary, personal representative or successor in title.

Notice of Exercise means a notice of exercise of Options in the form determined by the Board from time to time.

Offer means an offer to an Eligible Employee to apply for the grant of Employee Incentives under the Plan, in each case substantially in the form set out in Schedules 3 or 4 (as applicable) to this Plan.

Offer Conditions has the meaning given to that term in clause 4.4.2.

Offer Letter means a letter containing an Offer to an Eligible Employee that sets out the terms and conditions of the Offer, substantially in the form set out in Schedules 3 or 4 (as applicable).

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Option means an option granted under this Plan to subscribe for, acquire and/or be allocated (as determined by the Board in its sole and absolute discretion) one Share subject to the Rules and terms and conditions in Schedule 1.

Participant means an Eligible Employee who has been offered Employee Incentives and who has returned a corresponding Application to the Company that has been accepted by the Company pursuant to these Rules, or, as applicable, that Eligible Employee's Related Party nominated in accordance with clause 11.

Performance Criteria means any performance requirements (as specified in the Offer Letter and determined by the Board in its sole and absolute discretion) which must be met prior to the vesting of an Employee Incentive.

Performance Period means the period in which the Performance Criteria must be satisfied in respect of an Employee Incentive.

Performance Right means a right granted under this Plan to be issued one Share subject to the Rules and the terms and conditions in Schedule 2.

Plan means the employee incentive plan as administered in accordance with these Rules.

Plan Administrator means a person or entity appointed to administer the Plan.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Related Party in relation to an Eligible Employee means:

(a)	a trustee of a trust, in respect of which the Eligible Employee is the trustee or the Eligible Employee Controls a body corporate which is the trustee; or

(b)	a body corporate Controlled by such Eligible Employee; or

(c)	any other person deemed a related party by the Board.

Relevant Interest has the meaning given to that term under section 9 of the Corporations Act.

Rules means these rules in respect of the operation of the Plan, as amended from time to time.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Security Interest means a mortgage, charge, pledge, lien, encumbrance or other third party interest of any nature.

Share means a fully paid ordinary share in the capital of the Company, including those issued pursuant to Performance Rights or Options hereunder.

Share Trading Policy means any Company share trading policy as amended from time to time.

Shareholder means any holder of a Share.

Special Circumstances means any of the following:

(a)	the death of the Participant; or

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(b)	the total and permanent disablement of the Participant such that the Participant is unlikely ever to engage in any occupation for which the Participant is reasonably qualified by education, training or experience.

Takeover Bid has the meaning given to that term under section 9 of the Corporations Act.

Ten Percent Shareholder means any Participant who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, within the meaning of Code Section 422.

Term means the period commencing on the Grant Date and ending on the Expiry Date (inclusive).

Transfer has the meaning given to that term in the Constitution.

Vesting Conditions means any time based requirement or condition (as specified in the Offer and determined by the Board in its sole and absolute discretion) which must be met prior to Employee Incentives (as applicable) vesting in a Participant.

Vesting Notification means a notice to a Participant informing the Participant that the Participant's Employee Incentives have vested and are exercisable (if applicable).

Interpretation

29.2	In these Rules, unless otherwise stated or the contrary intention appears:

29.2.1	the singular includes the plural and vice versa;

29.2.2	a gender includes all genders;

29.2.3	a reference to any legislation includes any modification or replacement of it and all regulations and statutory instruments issued under it and a reference to any provision of any legislation includes any modification or substitution of it;

29.2.4	a reference to these Rules means these Rules as amended from time to time and includes all recitals, annexures, addendums and schedules to these Rules;

29.2.5	a reference to a person includes a reference to the person's executors, administrators and successors or a body corporate including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee; and

29.2.6	in these Rules any reference to include means to include without limitation.

29.3	In the event of any inconsistency between the terms of an Offer, Options, Performance Rights or the Rules, the terms of the relevant Employee Incentive will be interpreted in the following priority:

29.3.1	the terms of the Offer;

29.3.2	the terms of the Options in Schedule 1 or the terms of the Performance Rights in Schedule 2 (as applicable); and

29.3.3	the Rules.

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Applicable Laws

29.4	These Rules, the offering and granting of any Options, the issuing and/or transferring of any Shares, including Shares, and the rights attaching to or interests in the Options and Shares, including Shares, will at all times be subject to all Applicable Laws.

Share Trading Policy

29.5	A Participant must comply with any Share Trading Policy at all times.

Rounding

29.6	Where any calculation or adjustment to be made pursuant to these Rules produces a fraction of a cent or a fraction of an Option or a Share, the fraction will be eliminated by rounding to the nearest whole number.

Headings

29.7	Headings are inserted in these Rules for convenience only and do not affect the interpretation of these Rules.

Constitution

29.8	The entitlements of Eligible Employees and Participants under these Rules are subject to the Constitution.

29.9	In the event of any inconsistency between these Rules and either of the Constitution, the terms of the Constitution will prevail to the extent of that inconsistency.

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SCHEDULE 1: terms and conditions of options

Entitlement

1.1	Subject to the Board determining otherwise prior to an Offer, each vested Option entitles the Participant holding the Option to subscribe for, or to be transferred, one Share on payment of the Exercise Price (if any).

Exercise Period

1.2	The Exercise Period and Expiry Date for Options will be as determined by the Board in its sole and absolute discretion.

1.3	If the Participant is prohibited from exercising vested Options under Applicable Law on or in the ten (10) business days before the Expiry Date, the Expiry Date for the Options is automatically extended to the date that is five (5) business days after the Participant is no longer prohibited under Applicable Law from exercising the Option.

Conditions for Vesting and Exercise

1.4	The Board will determine prior to an Offer being made and specify in the Offer any Performance Criteria and/or Vesting Conditions attaching to the Options.

1.5	Options will only vest and be exercisable if the applicable Performance Criteria and/or Vesting Conditions (if any) have been satisfied, waived by the Board, or are deemed to have been satisfied under these Rules.

1.6	In the event of a Liquidity Event, the Board in its absolute discretion may waive any vesting or exercise criteria in respect of some or all Options held by a Participant.

Method of Exercise

1.7	Following the issuing of a Vesting Notification to the Participant, the Option is exercisable by the Participant within the Exercise Period specified by the Board in the Offer, subject to the Participant delivering to the registered office of the Company or such other address as determined by the Board of:

1.7.1	a signed Notice of Exercise; and

1.7.2	subject to the cashless exercise option, a cheque or cash or such other form of payment determined by the Board in its sole and absolute discretion as satisfactory for the amount of the Exercise Price (if any).

No Issue Unless Cleared Funds

1.8	Where a cheque is presented as payment of the Exercise Price on the exercise of Options, the Company will not, unless otherwise determined by the Board, allot and issue or transfer Shares until after any cheque delivered in payment of the Exercise Price has been cleared by the banking system.

Cashless Exercise of Options

1.9	Subject to clause 1.10, a Participant may elect to pay the Exercise Price for each Option by setting off the total Exercise Price against the number of Shares which they are entitled to receive upon exercise (Cashless Exercise Facility). By using the Cashless Exercise Facility, the holder will receive Shares to the value of the surplus after the Exercise Price has been set off.

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1.10	If the Participant elects to use the Cashless Exercise Facility, the Participant will only be issued that number of Shares (rounded down to the nearest whole number) as is equal in value to the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise calculated in accordance with the following formula:

S = O x (MSP - EP)

MSP

Where:

S = Number of Shares to be issued on exercise of the Options

O = Number the Options being exercised

MSP = Market value of the Shares calculated using the volume weighted average of the Shares on ASX for the 5 trading days immediately prior to (and excluding) the date of the Notice of Exercise

EP = Exercise Price

1.11	If the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise (calculated in accordance with clause 1.10) is zero or negative, then a Participant will not be entitled to use the Cashless Exercise Facility.

Minimum Exercise

1.12	Options must be exercised in multiples of one hundred (100) unless fewer than one hundred (100) Options are held by a Participant or the Board otherwise agrees.

Actions on Exercise

1.13	Following the exercise of Options:

1.13.1	the Options will automatically lapse; and

1.13.2	the Company will allot and issue, or transfer, the number of Shares for which the Participant is entitled to subscribe for or acquire through the exercise of the Options.

Timing of the Issue of Shares on Exercise and Quotation

1.14	The Company must within twenty (20) business days after the later of the following:

1.14.1	receipt of a Notice of Exercise given in accordance with these terms and conditions and payment of the Exercise Price for each Option being exercised; and

1.14.2	when excluded information in respect of the Company (as defined in section 708A(7) of the Corporations Act) (if any) ceases to be excluded information. If there is no such information, the relevant date will be the date of receipt of a Notice of Exercise as detailed in clause 1.14.1 above,

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the Company will:

1.14.3	allot and issue the Shares pursuant to the exercise of the Options;

1.14.4	as soon as reasonably practicable and if required, give ASX a notice that complies with section 708A(5)(e) of the Corporations Act, or, if the Company is unable to issue such a notice, lodge with ASIC a prospectus prepared in accordance with the Corporations Act and do all such things necessary to satisfy section 708A(11) of the Corporations Act to ensure that an offer for sale of the Shares does not require disclosure to investors; and

1.14.5	apply for official quotation on ASX of Shares issued pursuant to the exercise of the Options.

1.15	Notwithstanding clause 1.14 above, solely with respect to Participants who are not U.S. residents or to the extent such does not otherwise violate Code Section 409A, the Company’s obligation to issue such Shares shall be postponed if such Participant at any time after the delivery of a Notice of Exercise and payment of the Exercise Price for each Option being exercised (if applicable) elects for the Shares to be issued to be subject to a holding lock for a period of twelve (12) months. Following any such election:

1.15.1	the Shares to be issued or transferred will be held by such Participant on the Company's issuer sponsored sub-register (and not in a CHESS sponsored holding);

1.15.2	the Company will apply a holding lock on the Shares to be issued or transferred and such Participant is taken to have agreed to that application of that holding lock;

1.16	the Company shall release the holding lock on the Shares on the earlier to occur of:

1.16.1	the date that is twelve (12) months from the date of issue of the Share; or

1.16.2	the date the Company issues a disclosure document that qualifies the Shares for trading in accordance with section 708A(11) of the Corporations Act; or

1.16.3	the date a transfer of the Shares occurs pursuant to clause 1.17 of these terms and conditions; and

1.17	Shares shall be transferable by such Participant and the holding lock will be lifted provided that the transfer of the Share complies with section 707(3) of the Corporations Act and, if requested by the Company, the transferee of the Shares agrees by way of a deed poll in favour of the Company to the holding lock applying to the Shares following its transfer for the balance of the period in clause 1.16.1.

Shares Issued on Exercise

1.18	Shares issued on the exercise of the Options rank equally with all existing Shares, including those Shares issued, directly, under the Plan.

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Quotation of the Shares Issued on Exercise

1.19	If admitted to the official list of ASX at the time, application will be made by the Company to ASX for quotation of the Shares issued upon the exercise of the Options.

Adjustment for Reorganisation

1.20	Subject to any Applicable Laws, the number of Options held by a Participant under the Plan may, in the sole and absolute discretion of the Board, be determined to be such number as is appropriate and so that the Participant does not suffer any material detriment following any variation in the share capital of the Company arising from:

1.20.1	a reduction, subdivision or consolidation of share capital;

1.20.2	a reorganisation of share capital;

1.20.3	a distribution of assets in specie;

1.20.4	the payment of a dividend, otherwise than in the ordinary course, of an amount substantially in excess of the Company's normal distribution policy; or

1.20.5	any issue of ordinary shares or other equity securities or instruments which convert into ordinary shares by way of capitalisation of profits or reserves.

1.21	Upon any adjustment being made, the Board will notify each Participant (or his or her legal personal representative where applicable) in writing, informing them of the number of Options held by the relevant Participant.

1.22	If there is any reorganisation of the issued share capital of the Company, the terms of Options and the rights of the Participant who holds such Options will be varied, including an adjustment to the number of Options and/or the Exercise Price (if any) applicable to Options, in accordance with the Listing Rules that apply to the reorganisation at the time of the reorganisation.

Participant in New Issues and Other Rights

1.23	A Participant who holds Options is not entitled to:

1.23.1	notice of, or to vote or attend at, a meeting of the Shareholders;

1.23.2	receive any dividends declared by the Company; or

1.23.3	participate in any new issues of securities offered to Shareholders during the term of the Options,

unless and until the Options are exercised and the Participant holds Shares.

Adjustment for Rights Issue

1.24	If the Company makes an issue of Shares pro rata to existing Shareholders (other than an issue in lieu of in satisfaction of dividends or by way of dividend reinvestment) the Exercise Price of an Option will be reduced according to the following formula:

New exercise price = O - (E[P-(S+D)] divided by N+1)

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O =	the old Exercise Price of the Option.

E =	the number of underlying Shares into which one Option is exercisable.

P =	average market price per Share weighted by reference to volume of the underlying Shares during the five (5) trading days ending on the day before the ex rights date or ex entitlements date.

S =	the subscription price of a Share under the pro rata issue.

D =	the dividend due but not yet paid on the existing underlying Shares (except those to be issued under the pro rata issue).

N =	the number of Shares with rights or entitlements that must be held to receive a right to one new share.

Adjustment for Bonus Issue of Shares

1.25	If the Company makes a bonus issue of Shares or other securities to existing Shareholders (other than an issue in lieu or in satisfaction, of dividends or by way of dividend reinvestment):

1.25.1	the number of Shares which must be issued on the exercise of an Option will be increased by the number of Shares which the Participant would have received if the Participant had exercised the Option before the record date for the bonus issue; and

1.25.2	no change will be made to the Exercise Price.

Change of Control

1.26	For the purposes of these terms and conditions, a "Change of Control Event" occurs if:

1.26.1	the Company announces that its Shareholders have at a Court convened meeting of Shareholders voted in favour, by the necessary majority, of a proposed scheme of arrangement (excluding a merger by way of scheme of arrangement for the purposes of a corporate restructure (including change of domicile, or any reconstruction, consolidation, sub-division, reduction or return) of the issued capital of the Company) and the Court, by order, approves the scheme of arrangement;

1.26.2	a Takeover Bid:

1.26.2.1	is announced;

1.26.2.2	has become unconditional; and

1.26.2.3	the person making the Takeover Bid has a Relevant Interest in fifty percent (50%) or more of the issued Shares;

1.26.3	any person acquires a Relevant Interest in fifty and one-tenth percent (50.1%) or more of the issued Shares by any other means; or

1.26.4	the announcement by the Company that a sale or transfer (in one transaction or a series of related transactions) of the whole or substantially the whole of the undertaking and business of the Company has been completed.

30

1.27	Where a Change of Control Event has (i) occurred or (ii) been announced by the Company and, in the opinion of the Board, will or is likely to occur:

1.27.1	a Participant may exercise any or all of their Options, regardless of whether the Vesting Conditions have been satisfied, provided that no Option will be capable of exercise later than the Expiry Date; and

1.27.2	if the Board has procured an offer for all holders of Options on like terms (having regard to the nature and value of the Options) to the terms proposed under the Change in Control Event and the Board has specified (in its absolute discretion) a period during which the holders of Options may elect to accept the offer and, if the holder has not so elected at the end of that offer period, the Options, if not exercised within 10 days of the end of that offer period, shall expire.

Quotation

1.28	The Company will not seek official quotation of any Options.

No Transfer of Options

1.29	Options granted under this Plan may not be assigned, transferred, encumbered with a Security Interest in or over them, or otherwise disposed of by a Participant, unless:

1.29.1	the prior consent of the Board is obtained, which consent may impose such terms and conditions on such assignment, transfer, encumbrance with a Security Interest or disposal as the Board sees fit; or

1.29.2	such assignment or transfer occurs by force of law upon the death or total and permanent disablement of a Participant to the Participant's legal personal representative.

Options to be Recorded

1.30	Options will be recorded in the appropriate register of the Company.

Rules

1.31	The Options are issued under and in accordance with the Plan and the terms and conditions of these Options are subject to the Rules.

Options Granted to Eligible Employees Residing in the U.S.

1.32	With respect to Options granted to Eligible Employees residing in the U.S, clause 28 of the Plan shall apply, notwithstanding anything to the contrary herein or in clause 28.3 of the Plan, to the extent that there is any inconsistency between this Schedule 1 and the terms, conditions, and provisions hereof and clause 28, the latter will prevail.

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SCHEDULE 2: terms and conditions of performance rights

Offer of Performance Rights

1.1	The Board may offer Performance Rights to any Participant in its sole discretion. Each Performance Right confers an entitlement to be provided with one Share, credited as fully paid, at no cost, upon the full satisfaction of the Performance Criteria and/or Vesting Conditions specified by the Board in relation to that Performance Right.

Performance Criteria/Vesting Conditions and Variation to Performance Criteria//Vesting Conditions

1.2	The Board will determine prior to an Offer being made and specify in the Offer any Performance Criteria, Vesting Conditions, Performance Period or Expiry Date attaching to the Performance Rights.

1.3	Performance Rights will only vest and entitle the Participant to be issued Shares if the applicable Performance Criteria and/or Vesting Conditions (if any) have been satisfied prior to the end of the Performance Period, waived by the Board, or are deemed to have been satisfied under these Rules.

Satisfaction of Performance Criteria

1.4	The Board will determine in its sole discretion whether (and, where applicable, to what extent) the Participant has satisfied the Performance Criteria and/or Vesting Conditions (if any) applicable to the Performance Rights at the end of the Performance Period. As soon as practicable after making that determination the Board must allot and issue, or transfer, the number of Shares for which the Participant is entitled to acquire upon satisfaction of the Performance Criteria and/or Vesting Conditions for the relevant number of Performance Rights held in accordance with clause 1.6.

Lapse of Performance Rights

1.5	Where Performance Rights have not satisfied the Performance Criteria within the Performance Period or Expiry Date (whichever occurs earlier) those Performance Rights will automatically lapse.

Timing of the Issue of Shares and Quotation

1.6	The Company must within twenty (20) business days after the later of the following:

1.6.1	the satisfaction of the Performance Criteria and/or Vesting Conditions (if any) applicable to the Performance Rights; and

1.6.2	when excluded information in respect of the Company (as defined in section 708A(7) of the Corporations Act) (if any) ceases to be excluded information. If there is no such information, the relevant date will be the date the relevant Performance Criteria and/or Vesting Conditions are satisfied pursuant to clause 1.4, the Company will:

1.6.3	allot and issue the Shares pursuant to the vesting of the Performance Rights;

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1.6.4	as soon as reasonably practicable and if required, give ASX a notice that complies with section 708A(5)(e) of the Corporations Act, or, if the Company is unable to issue such a notice, lodge with ASIC a prospectus prepared in accordance with the Corporations Act and do all such things necessary to satisfy section 708A(11) of the Corporations Act to ensure that an offer for sale of the Shares does not require disclosure to investors; and

1.6.5	apply for official quotation on ASX of Shares issued pursuant to the vesting of the Performance Rights.

1.7	Notwithstanding clause 1.6 above, solely with respect to Participants who are not U.S. residents or to the extent such does not otherwise violate Code Section 409A, the Company’s obligation to issue such Shares shall be postponed if such Participant at any time after the relevant Performance Criteria and/or Vesting Conditions are satisfied pursuant to clause 1.4 elects for the Shares to be issued to be subject to a holding lock for a period of twelve (12) months. Following any such election:

1.7.1	the Shares to be issued or transferred will be held by such Participant on the Company's issuer sponsored sub-register (and not in a CHESS sponsored holding);

1.7.2	the Company will apply a holding lock on the Shares to be issued or transferred and such Participant is taken to have agreed to that application of that holding lock;

1.7.3	the Company shall release the holding lock on the Shares on the earlier to occur of:

1.7.3.1	the date that is twelve (12) months from the date of issue of the Share; or

1.7.3.2	the date the Company issues a disclosure document that qualifies the Shares for trading in accordance with section 708A(11) of the Corporations Act; or

1.7.3.3	the date a transfer of the Shares occurs pursuant to clause 1.7.4 of these terms and conditions; and

1.7.4	Shares shall be transferable by such Participant and the holding lock will be lifted provided that the transfer of the Share complies with section 707(3) of the Corporations Act and, if requested by the Company, the transferee of the Shares agrees by way of a deed poll in favour of the Company to the holding lock applying to the Shares following its transfer for the balance of the period in clause 1.7.3.1.

Shares Issued

1.8	Shares issued on the satisfaction of the Performance Criteria and/or Vesting Conditions attaching to the Performance Rights rank equally with all existing Shares, including those Shares issued, directly, under the Plan.

Quotation of the Shares Issued on Exercise

1.9	If admitted to the official list of ASX at the time, application will be made by the Company to ASX for quotation of the Shares issued upon the vesting of the Performance Rights.
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Reorganisation

1.10	If there is any reorganisation of the issued share capital of the Company, the terms of Performance Rights and the rights of the Participant who holds such Performance Rights will be varied, including an adjustment to the number of Performance Rights, in accordance with the Listing Rules that apply to the reorganisation at the time of the reorganisation.

Participant Rights

1.11	A Participant who holds Performance Rights is not entitled to:

1.11.1	notice of, or to vote or attend at, a meeting of the Shareholders; or

1.11.2	receive any dividends declared by the Company,

1.11.3	participate in any new issues of securities offered to Shareholders during the term of the Performance Rights, or

1.11.4	cash for the Performance Rights or any right to participate in surplus assets of profits of the Company on winding up,

unless and until the Performance Rights are satisfied and the Participant holds Shares.

Pro Rata Issue of Securities

1.12	If during the term of any Performance Right, the Company makes a pro rata issue of securities to the Shareholders by way of a rights issue, a Participant shall not be entitled to participate in the rights issue in respect of any Performance Rights, only in respect of Shares issued in respect of vested Performance Rights.

1.13	A Participant will not be entitled to any adjustment to the number of Shares they are entitled to or adjustment to any Performance Criteria and/or Vesting Conditions which is based, in whole or in part, upon the Company’s share price, as a result of the Company undertaking a rights issue.

Adjustment for Bonus Issue

1.14	If, during the term of any Performance Right, securities are issued pro rata to Shareholders generally by way of bonus issue, the number of Shares to which the Participant is then entitled, shall be increased by that number of securities which the Participant would have been issued if the Performance Rights then held by the Participant were vested immediately prior to the record date for the bonus issue.

Change of Control

1.15	For the purposes of these terms and conditions, a "Change of Control Event" occurs if:

1.15.1	the Company announces that its Shareholders have at a Court convened meeting of Shareholders voted in favour, by the necessary majority, of a proposed scheme of arrangement (excluding a merger by way of scheme of arrangement for the purposes of a corporate restructure (including change of domicile, or any reconstruction, consolidation, sub-division, reduction or return) of the issued capital of the Company) and the Court, by order, approves the scheme of arrangement;

1.15.2	a Takeover Bid:

34

1.15.2.1	is announced;

1.15.2.2	has become unconditional; and

1.15.2.3	the person making the Takeover Bid has a Relevant Interest in fifty percent (50%) or more of the issued Shares;

1.15.3	any person acquires a Relevant Interest in fifty and one-tenths percent (50.1%) or more of the issued Shares by any other means; or

1.15.4	the announcement by the Company that a sale or transfer (in one transaction or a series of related transactions) of the whole or substantially the whole of the undertaking and business of the Company has been completed.

1.16	Where a Change of Control Event has (i) occurred or (ii) been announced by the Company and, in the opinion of the Board, will or is likely to occur, all granted Performance Rights which have not yet vested or lapsed shall automatically and immediately vest, regardless of whether any Performance Criteria or Vesting Conditions have been satisfied.

Quotation

1.17	The Company will not seek official quotation of any Performance Rights.

Performance Rights Not Property

1.18	A Participant's Performance Rights are personal contractual rights granted to the Participant only and do not constitute any form of property.

No Transfer of Performance Rights

1.19	Unless otherwise determined by the Board, Performance Rights cannot be transferred to or vest in any person other than the Participant.

Rules

1.20	The Performance Rights are issued under and in accordance with the Plan and the terms and conditions of these Performance Rights are subject to the Rules.

Performance Rights Granted to Eligible Employees Residing in the U.S.

1.21	With respect to Performance Rights granted to Eligible Employees residing in the U.S, clause 28 of the Plan shall apply, notwithstanding anything to the contrary herein or in clause 28.3 of the Plan, to the extent that there is any inconsistency between this Schedule 2 and the terms, provisions, conditions hereof and clause 28, the latter will prevail.

35

SCHEDULE 3: PRO-FORMA OFFER LETTER - OPTIONS

[date]

[insert Participant name]
[insert Participant address]

Dear Participant

Offer To Participate In IperionX Employee Incentive Plan

As you are aware, IperionX Limited (“IperionX”) has established an Employee Incentive Plan (“Plan”).

To incentivise people important to the development prospects of IperionX and to ensure the interests and motivations of such key persons are aligned with the interests and motivations of shareholders of IperionX, the Board of IperionX (“Board”) have elected to offer equity to some key individuals.

As a key member of the IperionX team, IperionX is delighted to offer you the opportunity to participate in the Plan on the terms set out in this letter (“Offer”) and in accordance with the rules of the Plan and the terms of and conditions of the options as enclosed (“Rules”).

The offer means such key persons will have an opportunity to be personally rewarded for developing the business of IperionX.

The Grant Date of Employee Incentives issued under the Plan is the date of this Offer Letter.

Enclosed is a copy of the Rules. Capitalised terms which are defined in the Rules have the same meaning in this Offer Letter.

KEY TERMS OF THE OFFER

IperionX is offering you the opportunity to acquire the following unlisted options to subscribe for fully paid ordinary shares in IperionX, subject to the satisfaction of certain Vesting Conditions (“Options”) for no consideration:

NUMBER OF OPTIONS OFFERED	EXERCISE PRICE OF OPTIONS	VESTING CONDITIONS	EXPIRY DATE OF OPTIONS
[insert number of options]	[insert exercise price of options]	[e.g. 12 months continuous service from the Grant Date]	[insert expiry date of options]
[insert number of options]	[insert exercise price of options]	[e.g. 12 months continuous service from the Grant Date]	[insert expiry date of options]

The Options will only be issued to you if you continue to be employed or engaged by IperionX or one of its subsidiaries at the Grant Date.

36

Conversion Rate

Upon exercise each Option will convert to one fully paid ordinary share in IperionX.

Exercise Period

Your vested Options will be exercisable at any time before the Expiry Date.

Nominee

You may nominate a Related Party to receive the Options in accordance with clause 11 of the Plan. In order to do so, you will need to include the nominee’s details in the attached application (“Application”).

Notwithstanding the foregoing, if you are an Eligible Employee residing in the U.S., you cannot nominate a Related Party to receive the Options.

Quotation

The Options will not be quoted on ASX.

Other Terms Applicable to the Offer

[insert other applicable terms, if applicable, such as Performance Criteria]

For Options Granted to Participants residing in the U.S.: PLEASE BE ADVISED that clause 28 of the Plan applies to you. Before accepting this Offer, please read the terms, provisions, and conditions of clause 28 in full (in addition to and in conjunction with the other terms, provisions, and conditions of the Plan, this Offer, and the Rules). If you have any questions regarding the same, please let me know before accepting this Offer.

The other terms and conditions applicable to the Options offered to you are described in Schedule 1 of the Plan.

Financial and Taxation Consequences

This Offer does not purport to provide all of the information you may require in order to evaluate an investment in the Company. The Company in making the Offer is not giving you any financial, legal, tax or investment advice. You should make your own enquiries and evaluations as you deem necessary of the Offer (including your investment objectives, financial situation, and particular needs), and you should seek all necessary financial, legal, tax and investment advice.

In the event the Company does provide you with any advice in relation to Shares, such advice does not take into account your objectives, financial situation and needs.

37

Risk

As with any investment in securities there can be no guarantee that the market value of the Company's shares will not fall in the future. There is also no assurance as to future dividends or distributions since these are dependent on earnings and the financial condition of the Company.

Market Price of Shares

Before deciding whether to accept the Offer, you should refer to the current market price of the Company's shares, which can be obtained from the financial pages of some daily newspapers, your stockbroker, your financial adviser, or the ASX. The Company will also provide you upon request, within a reasonable time, either verbally or in writing, details of the current market price (in Australian dollars) of the Company's shares.

Please note that the market price of the Company's shares may rise or fall between the date of this Offer and the date when the Shares are issued to you upon exercise of the Options.

Next Steps

If you wish to accept the Offer and apply for Options, you must:

•	complete, sign and date the enclosed Application; and

•	return the completed Application to IperionX at [insert address].

By delivering the attached application form to IperionX, you agree to be bound by the Rules and the terms of this Offer as a Participant in the Plan, as well as giving the acknowledgments contained in the Application.

Upon receipt of the Application, provided you remain employed or engaged by IperionX at that time, IperionX will take steps to issue the Options to you and to provide you with an Options Certificate or holding statement confirming the issue.

This Offer must be accepted before 5:00pm [insert time zone] on the date fourteen (14) days after the date of this letter and will expire after that time. Please get in contact with me if you need more time to consider the Offer for any reason and we can discuss.

Once again, you are a very important member of the IperionX team and we look forward to your participation in the Plan.

Yours sincerely

[Director of the Company]

Encl:	Application form
Plan Rules

38

IPERIONX INCENTIVE PLAN - OPTIONS

APPLICATION

A.	INSTRUCTIONS

Please provide the application form to IperionX at [insert address]. All capitalised terms not otherwise defined herein have the same meaning given to them in the Plan.

B.	PERSONAL DETAILS

Name:

Address:

Pursuant to this Application (“Application”), I hereby accept the offer of Options offered to me pursuant to a Letter of Offer dated ________________ (“Offer Letter”) under the IperionX Employee Incentive Plan (“Plan”) (please check only one (1) of the following boxes):

☐	In full.

☐	In respect of ____________________________ Options.

C.	USE OF NOMINEE (NOTE: YOU MAY NOMINATE A RELATED PARTY TO ACCEPT YOUR OPTIONS ONLY IF YOU ARE NOT A U.S. RESIDENT)

Please check only one (1) of the following boxes:

☐	I do not wish to nominate another person to accept my Options and apply for them personally in my own name.

☐	I wish to nominate ___________________________________________________________________ (Insert full name) of ____________________________________________________________ (Insert address) to accept my Options and attach evidence hereto showing that they are a Related Party.

D.	NOMINATED BENEFICIARY IN THE EVENT OF DEATH (PLEASE COMPLETE)

☐	I wish to nominate ____________________________________________________________________ (Insert full name) of ____________________________________________________________ (Insert address) to receive all of my Options in the event of my death.

E.	ACKNOWLEDGEMENTS

By accepting the Offer and delivering this form to IperionX, I agree and acknowledge:

1.	the Options are issued pursuant to the Plan and the Rules and I agree to be bound by the Rules and the terms of the Offer as a Participant in the Plan;

2.	participation in the Plan does not create a right to employment or interfere with the ability to terminate my employment or service relationship (if any), subject to applicable law;

39

3.	the future value of the Options and any Shares is uncertain and the value may increase or decrease in value from time to time;

4.	any rights acquired under the Plan are an extraordinary item of compensation, which is outside the scope of my employment agreement, if any, and are not part of ordinary compensation or salary for any purpose;

5.	no claim or entitlement to compensation or damages shall arise from forfeiture of Options under the Plan resulting from my service to IperionX coming to an end for any reason;

6.	the ultimate liability for all taxes payable in respect of my participation in the Plan and the acquisition and disposal of Options and Shares is and remains my responsibility;

7.	IperionX may be required by law to provide information about me to tax authorities and I will allow IperionX to provide such information; and

8.	the Offer Letter provided to me is not financial product advice and I have been advised to consult an independent investment or taxation advisor prior to accepting Options if I have any concerns.

F.	U.S. ACKNOWLEDGEMENTS (if applicable)

I further agree and acknowledge that:

9.	the Offer Letter, the Options, and the Shares that may be obtained in connection therewith are subject to the terms, conditions, and provisions of clause 28 of the Plan, which I have read in full and to which I hereby expressly assent;

10.	I have read and expressly acknowledge clauses 28.12 through 28.16 of the Plan with respect to their bearing on any tax consequences in connection with the Options, and the exercise thereof;

11.	as an express condition of exercising the Options, I hereby authorize payroll withholding and otherwise will make adequate provision for all applicable tax withholding of IperionX, all as more completely described in the Plan;

12.	IperionX does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes my tax liabilities;

13.	I have read expressly acknowledge those portions of clause 28 of the Plan under the heading “U.S. Securities Laws” with respect to their bearing on any legal consequences related to U.S. federal, state, or other securities laws in connection with the Options and the exercise thereof;

14.	I am aware of IperionX’s business affairs and financial condition and have acquired sufficient information about IperionX to reach an informed and knowledgeable decision to acquire the Options and the Shares that may be obtained in connection therewith;

15.	I have received and have access to such information as I consider necessary or appropriate for deciding whether to invest in the Shares that may be obtained in connection with the Options;

16.	my investment in IperionX is a speculative investment that has limited liquidity and is subject to the risk of complete loss, and I am able to hold the Shares that may be obtained in connection with the Options for an indefinite period and to suffer a complete loss in my investment in such Shares; and

17.	this Application shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors, and assigns.

40

G.	EXECUTION

THIS APPLICATION IS HEREBY EXECUTED BY ____________________________:

Signature

Date

H.	If a Related Party is nominated, please also complete the required details below and have the Related Party execute:

(NOTE: YOU MAY NOMINATE A RELATED PARTY TO ACCEPT YOUR OPTIONS ONLY IF YOU ARE NOT A U.S. RESIDENT)

Please check only one (1) of the following boxes:

☐	(if related party is a trust for which you are the trustee in your personal capacity):

EXECUTED BY ____________________________________________________________________________ as trustee for the _______________________________________________________Trust:

Signature of trustee

☐	(if related party is a company you control which is the trustee of a trust):

EXECUTED BY ________________________________________________________ ACN _______________ as trustee for the _________________________________________________________Trust in accordance with s127 of the Corporations Act 2001:

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

☐	(if related party is a company you control, not in the capacity of trustee):

EXECUTED BY _______________________________________________ ACN _______________ in accordance with s127 of the Corporations Act 2001:

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

41

SCHEDULE 4: PRO-FORMA OFFER LETTER - PERFORMANCE RIGHTS

[date]

[insert Participant name]
[insert Participant address]

Dear Participant

OFFER TO PARTICIPATE IN IperionX EMPLOYEE INCENTIVE PLAN

As you are aware, IperionX Limited (“IperionX”) has established an Employee Incentive Plan (“Plan”).

To incentivise people important to the development prospects of IperionX and to ensure the interests and motivations of such key persons are aligned with the interests and motivations of shareholders of IperionX, the Board of IperionX (“Board”) have elected to offer equity to some key individuals.

As a key member of the IperionX team, IperionX is delighted to offer you the opportunity to participate in the Plan on the terms set out in this letter (“Offer”) and in accordance with the rules of the Plan and the terms and conditions of the performance rights as enclosed (“Rules”).

The offer means such key persons will have an opportunity to be personally rewarded for developing the business of IperionX.

The Grant Date of Employee Incentives issued under the Plan is the date of this Offer Letter.

Enclosed is a copy of the Rules. Capitalised terms which are defined in the Rules have the same meaning in this Offer Letter.

KEY TERMS OF THE OFFER

IperionX is offering you the opportunity to acquire the following rights to be issued shares in IperionX, credited as fully paid, at no cost, subject to the satisfaction of certain Performance Criteria and/or Vesting Conditions (“Performance Rights”) for no consideration:

NUMBER OF RIGHTS OFFERED	PERFORMANCE CONDITIONS	VESTING CONDITIONS	EXPIRY DATE OF RIGHTS
[insert number of Performance Rights]	[insert performance-based conditions]	[e.g. 12 months continuous service from the Grant Date]	[insert expiry date of rights]

The Performance Right will only be issued to you if you continue to be employed or engaged by IperionX or one of its subsidiaries at the Grant Date.

42

Conversion Rate

Each Performance Right will convert to one fully paid ordinary share in IperionX.

Nominee

You may nominate a Related Party to receive the Performance Rights in accordance with clause 11 of the Plan. In order to do so, you will need to include the nominee's details in the attached application (“Application”).

Notwithstanding the foregoing, if you are an Eligible Employee residing in the U.S. you cannot nominate a Related Party to receive the Performance Rights.

Quotation

The Performance Rights will not be quoted on ASX.

Other Terms Applicable to the Offer

[insert other applicable terms, if applicable, such as Performance Criteria]

For Performance Rights Granted to Participants Residing in the U.S.: PLEASE BE ADVISED that clause 28 of the Plan applies to you. Before accepting this Offer, please read the terms, provisions, and conditions of clause 28 in full (in addition to and in conjunction with the other terms, provisions, and conditions of the Plan, this Offer, and the Rules). If you have any questions regarding the same, please let me know before accepting this Offer.

The other terms and conditions applicable to the Performance Rights offered to you are described in Schedule 2 of the Plan.

Financial and Taxation Consequences

This Offer does not purport to provide all of the information you may require in order to evaluate an investment in the Company. The Company in making the Offer is not giving you any financial, legal, tax or investment advice. You should make your own enquiries and evaluations as you deem necessary of the Offer (including your investment objectives, financial situation, and particular needs), and you should seek all necessary financial, legal, tax and investment advice.

In the event the Company does provide you with any advice in relation to Shares, such advice does not take into account your objectives, financial situation and needs.

Risk

As with any investment in securities there can be no guarantee that the market value of the Company's shares will not fall in the future. There is also no assurance as to future dividends or distributions since these are dependent on earnings and the financial condition of the Company.

43

Market Price of Shares

Before deciding whether to accept the Offer, you should refer to the current market price of the Company's shares, which can be obtained from the financial pages of some daily newspapers, your stockbroker, your financial adviser, or the ASX. The Company will also provide you upon request, within a reasonable time, either verbally or in writing, details of the current market price (in Australian dollars) of the Company's shares.

Please note that the market price of the Company's shares may rise or fall between the date of this Offer and the date when the Shares are issued to you upon conversion of Performance Rights.

Next Steps

If you wish to accept the Offer and apply for Performance Rights, you must:

•	complete, sign and date the enclosed Application; and

•	return the completed Application to IperionX at [insert address].

By delivering the attached application form to IperionX, you agree to be bound by the Rules and the terms of this Offer as a Participant in the Plan, as well as giving the acknowledgments contained in the Application.

Upon receipt of the Application, provided you remain employed or engaged by IperionX at that time, IperionX will take steps to issue the Performance Rights to you and to provide you with a Certificate or holding statement confirming the issue.

This Offer must be accepted before 5:00pm [Insert time zone] on the date fourteen (14) days after the date of this letter and will expire after that time. Please get in contact with me if you need more time to consider the Offer for any reason and we can discuss.

Once again, you are a very important member of the IperionX team and we look forward to your participation in the Plan.

Yours sincerely

[Director of the Company]

Encl:	Application form
Plan Rules

44

Pro-forma acceptance form - PERFORMANCE RIGHTS

IPERIONX INCENTIVE PLAN

APPLICATION FORM

A.	INSTRUCTIONS:

Please provide the original application form to IperionX at [insert address]. All capitalised terms not otherwise defined herein have the same meaning given to them in the Plan.

B.	PERSONAL DETAILS

Name:

Address:

Pursuant to this Application (“Application”), I hereby accept the offer of Performance Rights offered to me pursuant to a Letter of Offer dated ________________ (“Offer Letter”) under the IperionX Employee Incentive Plan (“Plan”) (please check only one (1) of the following boxes):

☐	In full.

☐	In respect of ____________________________ Performance Rights.

C.	USE OF NOMINEE (NOTE: YOU MAY NOMINATE A RELATED PARTY TO ACCEPT YOUR PERFORMANCE RIGHTS ONLY IF YOU ARE NOT A U.S. RESIDENT)

☐	I do not wish to nominate another person to accept my Performance Rights and apply for them personally in my own name.

☐	I wish to nominate _________________________________________________________________ (Insert full name) of ____________________________________________________________ (Insert address) to accept my Performance Rights and attach evidence showing that they are a Related Party.

D.	NOMINATED BENEFICIARY IN THE EVENT OF DEATH (PLEASE COMPLETE)

☐	I wish to nominate ________________________________________________________________ (Insert full name) of ____________________________________________________________ (Insert address) to receive all of my Performance Rights in the event of my death.

E.	ACKNOWLEDGEMENT

By accepting the Offer and delivering this form to IperionX, I agree and acknowledge:

1.	the Performance Rights are issued pursuant to the Plan and the Rules and I agree to be bound by the Rules and the terms of the Offer as a Participant in the Plan;

2.	participation in the Plan does not create a right to employment or interfere with the ability to terminate my employment or service relationship (if any), subject to applicable law;

3.	the future value of the Performance Rights and any Shares is uncertain and the value may increase or decrease in value from time to time;

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4.	any rights acquired under the Plan are an extraordinary item of compensation, which is outside the scope of my employment agreement, if any, and are not part of ordinary compensation or salary for any purpose;

5.	no claim or entitlement to compensation or damages shall arise from forfeiture of Performance Rights under the Plan resulting from my service to IperionX coming to an end for any reason;

6.	the ultimate liability for all taxes payable in respect of my participation in the Plan and the acquisition and disposal of Performance Rights and Shares is and remains my responsibility;

7.	IperionX may be required by law to provide information about me to Tax authorities and I will allow IperionX to provide such information; and

8.	the Offer Letter provided to me is not financial product advice and I have been advised to consult an independent investment or taxation advisor prior to accepting Performance Rights if I have any concerns.

F.	U.S. ACKNOWLEDGEMENTS (if applicable):

I further agree and acknowledge that:

9.	the Offer Letter, the Performance Rights, and the Shares that may be obtained in connection therewith are subject to the terms, conditions, and provisions of clause 28 of the Plan, which I have read in full and to which I hereby expressly assent;

10.	I have read and expressly acknowledge clauses 28.12 through 28.16 of the Plan with respect to their bearing on any tax consequences in connection with the Performance Rights, and the exercise thereof;

11.	as an express condition of exercising the Performance Rights, I hereby authorize payroll withholding and otherwise will make adequate provision for all applicable tax withholding of IperionX, all as more completely described in the Plan;

12.	IperionX does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes my tax liabilities;

13.	I have read expressly acknowledge those portions of clause 28 of the Plan under the heading “U.S. Securities Laws” with respect to their bearing on any legal consequences related to U.S. federal, state, or other securities laws in connection with the Performance Rights and the exercise thereof;

14.	I am aware of IperionX’s business affairs and financial condition and have acquired sufficient information about IperionX to reach an informed and knowledgeable decision to acquire the Performance Rights and the Shares that may be obtained in connection therewith;

15.	I have received and have access to such information as I consider necessary or appropriate for deciding whether to invest in the Shares that may be obtained in connection with the Performance Rights;

16.	my investment in IperionX is a speculative investment that has limited liquidity and is subject to the risk of complete loss, and I am able to hold the Shares that may be obtained in connection with the Performance Rights for an indefinite period and to suffer a complete loss in my investment in such Shares; and

17.	this Application shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors, and assigns.

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G.	EXECUTION

THIS APPLICATION IS HEREBY EXECUTED BY ____________________________:

Signature

Date

H.	If a Related Party is nominated, please also complete the required details below and have the Related Party execute:

(NOTE: YOU MAY NOMINATE A RELATED PARTY TO ACCEPT YOUR PERFORMANCE RIGHTS ONLY IF YOU ARE NOT A U.S. RESIDENT)

Please check only one (1) of the following boxes:

☐	(if related party is a trust for which you are the trustee in your personal capacity):

EXECUTED BY ___________________________________________________________________________ as trustee for the _______________________________________________________Trust:

Signature of trustee

☐	(if related party is a company you control which is the trustee of a trust):

EXECUTED BY _______________________________________________________ ACN _______________ as trustee for the _________________________________________________________Trust in accordance with s127 of the Corporations Act 2001:

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

☐	(if related party is a company you control, not in the capacity of trustee):

EXECUTED BY ______________________________________________________ ACN _______________ in accordance with s127 of the Corporations Act 2001:

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

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